Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post-effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-68019) and related Prospectus of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.) for the registration of 36,642,683 shares of its common stock and 15,620,234 shares of its 8% cumulative convertible exchangeable preferred stock, and to the incorporation by reference therein of our report dated February 5, 1999 (except for Note 3, as to which the date is February 11, 1999 and Notes 1 and 5, as to which the date is February 25, 1999), with respect to the consolidated financial statements and schedule of Marvel Enterprises, Inc. for the year ended December 31, 1998, included in its Current Report on Form 8-K dated February 25, 1999, filed with the Securities and Exchange Commission.


                                             /s/ ERNST & YOUNG LLP


New York, New York
March 10, 1999